Exhibit 4.1

UNSECURED PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS AND HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION THEREFROM UNDER THE ACT AND ANY APPLICABLE SECURITIES LAWS.

$2,500,000

For value received, Rein Therapeutics, Inc., a Delaware corporation (the “Company”), promises to pay to Funicular Funds, LP or its successors or assigns (“Holder”) the principal sum of US $2,500,000 with simple interest on the outstanding principal amount at the rate of zero percent (0%) per annum. All interest and principal shall be due and payable on the earlier of (a) June 30, 2026 or (b) the date of the closing of the next issuance and sale of securities of the Company, in a single transaction or series of related transactions, to investors resulting in gross proceeds to the Company of at least $10,000,000 (exclusive of the proceeds of this Note) (the “Maturity Date”).

1. Cash Purchase Price. This Convertible Promissory Note (the “Note”) is being purchased for a cash purchase price of $2,000,000 inclusive of an original issue discount of 20%.

2. Prepayment. The then-outstanding principal and accrued interest (the “Note Balance”) may be repaid in full or in part, without penalty, at the election of the Company at any time.

3. Events of Default. Each of the following will be deemed to constitute an “Event of Default” hereunder:

(a) Failure to Pay. The Company fails to pay the Note Balance on the Maturity Date;

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, or voluntarily terminate operations, (ii) makes a general assignment for the benefit of any of its creditors, (iii) is dissolved or liquidated in full or in part, (iv) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (v) admits in writing its inability to pay debts as the debts become due, or (vi) takes any action for the purpose of effecting any of the foregoing;

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect are commenced and an order for relief entered, or such case or proceeding is not dismissed or discharged within 20 days of commencement;

(d) Performance under Note. The Company defaults in the due observance or performance of any covenant, representation, warranty, condition or agreement on the part of the Company to be observed or performed pursuant to the terms hereof, and such default is not remedied or waived within 15 calendar days after the Company receives written notice of such default;

4. Remedies. Upon the occurrence of an Event of Default, at the option and upon the written declaration of the Holder (or automatically without such declaration if an Event of Default set forth in Section 5(c) occurs), the entire Note Balance will, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and such Holder may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise.

5. Governing Law. The terms of this Note are governed by and construed in accordance with the laws of the State of Delaware.

6. Time of Essence. Time is of the essence with respect to all of the Company’s obligations and agreements under this Note.

7. Successor and Assigns. This Note and all provisions, conditions, promises and covenants hereof are binding in accordance with the terms hereof upon the Company, its successors and assigns. The obligations of the Company set forth herein will not be assignable by the Company without Holder’s prior written consent.

8. Collection Expenses. The Company further agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees, incurred by the Holder in endeavoring to collect any amounts payable hereunder which are not paid when due.

9. Waiver. The Company hereby waives presentment, protest, demand for payment, notice of dishonor, and any and all other notices or demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note.

10. Entire Agreement. This Note is being issued pursuant to a Securities Purchase Agreement (“Agreement”) between the Company and the Holder of even date herewith. The Agreement and this Note constitute the entire understanding of the Company and the Holder with respect to the subject matter hereof and thereof and expressly supersede any and all prior agreements and understandings among them with respect to such subject matter. All pronouns contained herein, and any variations thereof, are deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

IN WITNESS WHEREOF, the Company has executed this Note as of January 15, 2026.

COMPANY:

REIN THERAPEUTICS, INC.

By:	/s/ Brian Windsor
Name: Brian Windsor
Title: President and Chief Executive Officer

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